Exhibit 10.21

Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (“Agreement”) is effective as 20th September, 2021 (the “Effective Date”) by and between Keystone Dental Group Inc. (“Supplier”), with its principal place of business at 154 Middlesex Turnpike, Burlington, MA 01803, USA, and Total Core General Trading LLC, a company organized and existing under the laws of United Arab Emirates (UAE) with its principal place of business at Unit 807, Onyx Tower 1, The greens, Sheikh Zayed Road, Dubai, UAE, (“Distributor”)

WHEREAS

Supplier engaged in the manufacture and sales of Dental Implants systems and spare parts for same devices and other products in the field of Implant dentistry (“the Field”) as listed in Appendix A (“the Products”); and

WHEREAS	Distributor desires to market certain Supplier products in the Territory (as defined herein); and

WHEREAS	Distributor has thoroughly evaluated the Products (as defined herein) and found them suitable for the purpose of distributing such Products in the Territory; and

WHEREAS

Distributor represents and warrants that it has the appropriate organizational ability and the appropriate manpower to distribute the Products in the Territory, and that it is not working on behalf of any undisclosed persons with respect to matters covered by this Agreement; and

WHEREAS	Keystone Dental Group means the entities Keystone Dental Inc. and Paltop Advanced Dental Solutions, Inc., with principal place of business at 154 Middlesex Turnpike, Burlington, MA 01803, USA; and

WHEREAS	Supplier agrees to appoint Distributor as its exclusive distributor in the Territory and Distributor accepts such appointment, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	General

1.1.

Preamble, Exhibits and Titles. The preamble to this Agreement and the exhibitsattached hereto shall constitute an integral part of this Agreement. Titles in this Agreement shall be used for convenience only.

1.2.

Independent Contractors. The relationship hereby established is solely that of a buyer and seller, and Distributor is in no way the legal representative or agent of Supplier. Distributor shall have no authority, whether express or implied, and may not assume any obligation of any kind, expressed or implied, on behalf of Supplier.

1.3.	Distributor shall not issue or cause to be issued any letters or documents in the name of Supplier, but rather shall use its own name for such purposes.

Assumption of Expenses. Distributor agrees that, with respect to all matters relating to this Agreement. Distributor shall be deemed to be an independent contractor, and shall hear all of its own expenses in connection with this Agreement, including (but not limited to) amounts due employees or agents of Distributor, advertising, bad debtexpense, inventory losses, commissions.

licensing fees, regulatory fees (unless otherwise agreed by the Parties in writing, including in the event that Supplier will hold the registrations in the name of its affiliate: Keystone Dental Inc.), and taxes. Inno event shall Supplier be liable for any costs, expenses or other liabilities incurred by Distributor unless Supplier has agreed to pay such expense.

2. Exclusive Appointment

2.1.

Appointment. Subject to the terms and conditions of this Agreement, Supplier here by appoints Distributor as Supplier’s exclusive distributor and re-seller in the Territory for the Products. Distributor hereby accepts such appointment and undertakes to act diligently and faithfully in the distribution of the Products. “Territory” shall mean United Arab Emirates, Oman, Qatar, Bahrain, Iraq. Armenia.

2.2.

Changes of Product List. Supplier shall be entitled to change the Products detailed in Annex 2.2 by providing Distributor with a 90 (ninety) days prior written notice. It is acknowledged that when “selling”, “sell” or “sale” are referenced or indicated with respect to Products.

2.3.

Limitations on Sales. No Rights are granted to the Distributor outside the Territory. Distributor shall neither market Products to nor solicit the sale thereof to any third party outside the Territory, whether directly or indirectly.

2.4.

Distributor and its affiliates shall not, directly, or indirectly, sell, distribute or use; or solicit the sale, distribution, or use, or cause the sale, distribution or use of Products outside the Territory or to customers out of the Territory.

2.5.

Distributor and its affiliates shall not, directly, or indirectly, sell, distribute or use; or solicit the sale, distribution or use to any person whom Distributor knows is intending to resell the Products outside of the Territory.

2.6.

Distributor shall promptly refer to Supplier any and all leads, prospects and related information, which Distributor shall receive regarding potential purchasers of the Products outside of the Territory.

2.7.

Terms of Exclusivity and Failure to Meet Minimum Annual Requirements. Distributor’s rights set forth in this Agreement are subject to Distributor’s continuaus compliance with all material terms of this Agreement, including, without limitation, compliance with the Minimum Annual Requirements as set forth in Section 5.2 (the “Minimum Annual Requirements”). The Minimum Annual Requirements shall be [subject to review by Supplier every six (6) months/ calculated and measured on a monthly basis (as 1/12 of the total applicable Minimum Annual Requirements) (the “Applicable Period”)]. Failure of Distributor to comply with the Minimum Annual Requirements over any Applicable Period , that is not rectified within a period of sixty (60) days following the delivery by Supplier of a written failure notice to Distributor, shall entitle Supplier, in its sole discretion to either terminate this Agreement with immediate effect, or terminatethe exclusivity hereunder (in which case Supplier may market, have market, sell or have sold the Products in the Territory otherwise than under this Agreement, unless during such sixty (60) day period Distributor cures such failure. Distributor shall refrain from selling or otherwise providing any Product to any person or entity that Distributor has a reason to believe will sell or re-sell the Product for use outside the Territory.

It is clarified and agreed that the remedies provided for herein are not intended to be exclusive remedies in connection with such a breach and shall not derogate from any other rights and remedies available to Supplier.

2.8.

Engagement with Others and Non-Solicitation. Distributor agrees that during the Term and for a period of twelve (12) months thereafter, Distributor will not, directly or indirectly (including through an affiliate), initiate engagement with, start representing, start working for or provide services to or for the benefit of any business entity or individual for the promotion, solicitation, offer, market, sell, lease or otherwise engage in the provision of products within the Territory, that are competitive in nature with or similar to the Products (currently covered within this contract or future addendums to this contract) or any of them.

The Distributor will, throughout the Term and for a period of twelve (12) months thereafter, neither sell nor distribute, directly or indirectly, any other product which imitates or can be confused with Supplier’s Products, nor will the Distributor use in connection with any said products any trademark or designation which imitates or simulates Supplier’s Trademarks, Patents and Copyrights (as such terms defined below).

3.	Products and Prices

3.1.

The Products. This Agreement applies only to those of Supplier products listed in Annex 2.2. attached hereto (“Products”), and which constitutes, as amended, an integral part of this Agreement (“Product List”).

3.2.

Changes to the Products List. Supplier, at its sole discretion, may add Products to the Product List or withdraw Products (with the proviso there is a feasible substitute offered as a replacement thereto) from the Product List, by giving a sixty (60) days’ written notice to Distributor.

3.3.

Product Prices. Distributor will purchase the Products from Supplier as per the prices detailed in Annex 2.2 (the “Prices”) attached hereto, which is based on a specific discount off the posted USA list price. Annex 2.2 may be amended from time to time in accordance with the price adjustments as set forth in this Section and below. At the end of each year, the Supplier and Distributor will review the market conditions and make any necessary pricing adjustments.

3.4.	Price Adjustments. Supplier reserves the right to modify the price of any or all of its Products, by giving sixty (60) days prior written notice to Distributor.

3.4.1.

Any change in the price of Products shall not affect the price of products for the sale of which a valid order from Distributor has been accepted by Supplier pursuant to Section 3 herein, at the time of the said notice.

3.4.2.

Orders placed by Distributor which were accepted by Supplier pursuant to Section 3 herein, no later than ninety (90) days following the notice of a price change shall be supplied at the prices in effect prior to the said notice.

3.5.

Delivery. Supplier will sell the Products to Distributor on an Ex-Works basis (Incoterms 2010) from Supplier’s facility; the terms of delivery do not include shipping charges or federal, state, county, or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment, license, fee.

or other similar charge lawfully assessed or charged on the sale or transportation of Products sold to Distributor. Without derogating from agreement to sell the Products on an Ex-works basis, the Parties agree, upon Distributor’s request, to use Supplier’s international delivery and insurance company for the shipment of the Products to Distributor, and Distributor shall reimburse Supplier for any and all expenses incurred by it for such shipments. Distributor may, at its own discretion, ask to change delivery type or delivery company. The cost of insurance and freight shall beincluded on each invoice.

3.6.	Security Interest. Supplier shall have a security interest in any and all Products for which Supplier has not received payment in full, until such payment has been received in full.

3.7.

Labeling. All Products sold by Distributor must bear the name and markings of Supplier. Distributor shall not remove, obscure, or modify any label, package design, or any indication of patent or other Intellectual Property of Supplier without the prior written consent of Supplier. Distributor shall provide a sample of each Product package to Supplier and shall not use or alter any Product package without the prior written consent of Supplier. Distributor shall be responsible for the compliance of the labeling with all applicable laws and regulations relating to the labeling of the Products. Supplier shall promptly modify labels to correct any compliance issues.

4.	Orders of the Products

4.1.

Forecasts. Distributor shall render to Supplier a quarterly non-binding purchase forecast. The forecast shall be submitted 30 (thirty) days prior to the beginning of eachquarter and will include the total forecasted Order price, and the division between the applicable Product groups.

4.2.

Purchase Orders. Each purchase and sale of Product(s) shall be conditional on the submission by Distributor to Supplier of a written purchase order (each, an “Order”) and acceptance thereof by Supplier. All orders shall be submitted by e-mail or facsimile, or by other means agreed upon by the Parties, at least 10 days prior to the requested delivery date. Supplier may accept or refuse any Order, in whole or in part, at its sole discretion. No Order shall be binding on Supplier until such order has been accepted by Supplier in writing. Products dispatched should have a minimum of two (2) years shelf-life. Notwithstanding any other provision hereof, it is agreed that the obligation of Supplier to sell any Product to Distributor is subject to the availability of such Product. Supplier shall make reasonable efforts to fill each order that is accepted. If Supplier believes that it will not be able to satisfy Distributor’s requirements for the Products, it shall promptly notify Distributor, specifying the reasons for the expected delay and its anticipated duration.

4.3.

Returned Product Policy – Except in the case of a Product recall in accordance with applicable law within the Territory, all returns must be made in accordance with Supplier’s “Exchange and Return Policy” detailed in, as may be amended from time to time by written notice to Distributor. It is clarified that any change in the “Exchange and Return Policy” shall not apply retroactively to any returns already agreed between Supplier and Distributor.

5.	Minimum Annual Requirements

5.1.

Minimum Annual Requirements. Distributor will be obligated to purchase from the Supplier for purpose of resale in the Territory under the terms of this Agreement, on an annual basis (i.e. 12 consecutive months) the Minimum Annual Requirements. However, compliance with the Minimum Annual Requirements shall be calculated and measured as detailed in Section 2.7 above. The requirement to comply with Minimum Annual Requirements will enter into effect, with respect to each Product either (i) on the Effective Date; or (ii) with respect to Products that at as of the Effective Date do not have all regulatory approvals required for the importation into the Territory, marketing and/or sale thereof in the Territory- at such time that Supplier notifies Distributor (the “Notification”) that that Product has been approved for distribution in the Territory.

5.2.

Minimum Purchases. Distributor agrees to purchase a minimum initial inventory of [***] within 10 days after the date of the Notification or from the Effective Date (as applicable per Section 5.1 above) (as applicable, the “Initial Purchase Date”). Thereafter, Distributor agrees to purchase the following amounts during the following periods:

5.2.1	During the first year (i.e., 12 consecutive months) after the Initial Purchase Date, a mininium of [***] per year.

5.2.2	During the second year after the Initial Purchase Date, a minimum of [***] / year

5.2.3	During the third year after the Initial Purchase Date, a minimum of [***] / year

5.2.4	During the fourth year after the Initial Purchase Date, a minimum of [***] / year

5.2.5	During the fifth year after the Initial Purchase Date, a minimum of [***] / year

5.3.

Distributor agrees that these Minimum Annual Requirements are reasonable in view of the market potential of the Territory and acknowledges that all such minimum requirements have been established as the result of a mutual examination of market potential and negotiations between the Parties.

5.4.

Adjustment of Minimum Annual Requirements. It is agreed that in the event additional Products are added to Annex 2.2 hereto, the Minimum Annual Requirements for such Products will be determined by Supplier after consultation with Distributor, and such new Minimum Annual Requirements will be incorporated in and be made subject to the terms of this Agreement.

5.5.	Distributor will take reasonable efforts to purchase amounts of the Products, which exceed the applicable Minimum Annual Requirements.

6.	Marketing Efforts

6.1.

Marketing Efforts. Distributor shall use its best efforts, at its own expense, to introduce, market, promote and sell the Product in the Territory and obtain orders for the Products. Distributor undertakes that as of the Effective Date hereof and for the entire Term of this Agreement it shall have all the necessary resources, facilities, personnel, experience, skills, and knowledge to perform all its obligations pursuant to the terms and conditions of this Agreement.

6.2.

For that purpose, Distributor undertakes, during each year in which this Agreement remains in effect, to spend at least ten percent (10%) of the value of its total Minimum Annual Requirements during the year for promotion and advertising of the Products, including but not limited to Technical and Professional Seminars, promotion and advertising includes, but not limited to, internet website, advertising in magazines, newspapers, catalogs, and point of sale materials.

6.3.

Subject to the Distributor’s obligation to comply with the Minimum Annual Requirements and in accordance with Section 2.7, and agreed yearly marketing plan, Supplier shall participate in and support to the marketing expenses of the Distributor as agreed in the marketing plan detailed in Annex 5.3, attached hereto (“Promotional Support”). The Promotional Support for the first year of the term of this Agreement is annexed hereto as Annex 5.3. By no later than sixty (60) days prior to the end of each year during the term of this Agreement the Parties shall agree on the Promotional Support for such following year; however, Supplier shall not be obligated to provide any Promotional Support if the Minimum Annual Requirements for the preceding Applicable Period have not been fulfilled.

6.4.

Marketing Material. Supplier reserves the right to approve any and all advertising or promotion of the Products. Supplier will supply to Distributor, in such quantities as Distributor may reasonably request, catalogues of the Products which may have previously been prepared by Supplier. The responsibility for the translations of the marketing materials (if needed) will be on the Distributor and on its account. Supplier will send to the Distributor marketing materials in English in soft copy format free of charge, or printed materials upon Distributor request on actual printing and deliver cost.

6.5.

Marketing Information. Distributor shall report regularly to Seller any market trends or conditions or regulations affecting or which may affect the sale of Products in the Territory that come to its attention, or of any new products which might be competitive with the Products, and will submit to Seller within forty five (45) days of the Effective Date and annually thereafter, during the Term of this Agreement, not later than sixty (60) days before the anniversary of the Effective Date, its business plan for the upcoming year, including an analysis of markets, competition and competitors’ activities. planned promotional activities and Distributor’s estimate of sales by month for the upcoming year.

7.	Payments

7.1.

Payment Terms. Distributor shall pre-pay for the first two (2) Orders issued after the Effective Date. Payment in respect to all subsequent Orders arc due in net sixty (60) days from the date of issuance of the applicable Order. All payments to Supplier pursuant to this Agreement, shall be made in Euros or other currency mutually agreed upon in writing by the Parties. Such acceptance on one or more occasions shall not constitute a waiver of Supplier’s rights with respect to future payments.

7.2.

No Deductions. The Distributor hereby agrees that, in making any and all payments to the Supplier under the terms of this Agreement, no deductions for warranty or any other claims against the Supplier shall be made, unless the Distributor receives from the Supplier prior written approval of the validity of such claim.

7.3.

Timely Payments. It is understood by the Parties that the ability of the Distributor to make the payments contemplated hereunder in a timely manner, are the essence of this Agreement. In the event that the Distributor is unable to make the payments in accordance with the terms and conditions of this Agreement, for any reason or cause, including (without limitation) by virtue of any regulation or order of any government authority. Supplier shall have the right to take whatever action it deems appropriate or necessary, including, but not limited to the following: refusal of further Orders, or requiring 50% of the due payment to be made at time of placement of Order and payment in full before shipment: Supplier may further elect to terminate this Agreement as provided in Section 8 herein.

7.4.

Bank Account Details. Payments must be made via electronic transference or a deposit to the Account No.                         of the Supplier in the Bank                     . any change in payment instructions must be sent by signed email scan. The Distributor will establish a letter of Credit with the bank                             . The bank will ensure the payments to the Supplier.

7.5.	Title and Risk of Loss. Title to Products and risk of loss or damage will pass to Distributor when Products are delivered to carriers in accordance with the provisions of Section 3.5 above (EXW).

8.	Distributors and Supplier’s Undertakings

In addition to any other undertakings and commitments in this Agreement, Distributor agrees and undertakes as follows:

8.1.

Distributor shall, at its own expense, establish a fully trained, adequate, and competent sales team and carry out demonstrations of the Products reasonably requested by prospective customers. Distributor shall ensure that all members of its sales team as well as assigned Key Opinion leaders shall have successfully completed training by Supplier with respect to all Products with which they engage, prior to engaging in marketing and sale of such Products. Supplier will support in providing as much training as is reasonably required to sales team as well as Key Opinion Leaders, using digital and analog channels, as found best suitable for training efficiency by Distributor and supplier.

8.2.

At all times, keep and maintain two months’ (calculated as an average of either the last 12 months, or, during the first 12 months of the Term the calculation will be based on the period that elapsed since the commencement of the Term), worth of inventory of the Products.

8.3.

Distributor shall respond in writing to any reasonable requests by Supplier tor market information, including information concerning competitive activity, pricing, distribution, and Territory surveys and forecasts.

8.4.

In order to meet the medical products standards and regulations, the Distributor will keep and maintain true and accurate records of all transactions involving the Products, including inventory, purchases, sales and promotion expenditures which records shall be available to Supplier for inspection in case it is requested to by regulatory demands.

8.5.

Distributor shall have obtained and shall maintain throughout the Term all approvals, authorizations and certifications required in connection with the performance of its obligations under this Agreement, will comply with all governmental laws, regulations, and practices with respect to their conduct of their respective business and act consistently with the highest standards of fair trade, fair competition, and business ethics.

8.6.

Make every reasonable effort to obtain and/or maintain on Supplier’s behalf and to the extent permitted in Supplier’s name, any necessary registration of the Products with the appropriate agencies of the Government(s) of the Territory and such other governmental licenses, permissions or registrations as may be required from time to time in order to import, market and sell the Products in the Territory. Distributor shall keep Supplier informed of and agrees not to place Supplier in jeopardy of not complying with any such regulatory requirements, and to notify Supplier promptly, within no more than ten (10) working days whenever Distributor becomes aware of such an adverse event with any of the Products. Distributor shall promptly inform Supplier in the event of (i) any change in the regulatory requirements in the Territory; and (ii) any inquiry or other communication received by Distributor concerning any of the Products, including all inquiries related to the sale or distribution of Products outside the Territory.

8.7.

Upon termination of this Agreement for any reason, Distributor shall, at their expense, and in a timely and efficient manner, take such action, execute such assignments or consents, and otherwise do such actions as may be reasonably necessary or convenient to permit or facilitate the importation and sale of the Products in the Territory by Supplier or any third party designated by Supplier. Distributor shall cooperate in any and all procedures (including, but not limited to, the completion of any documentation) required to transfer such registrations to Supplier or its designee and shall not oppose any new registrations for the Products by Supplier or its designee. Distributor shall act as provided for in this section promptly, diligently, in full cooperation and in good faith. The existence of any dispute between Supplier and Distributor shall not relieve Distributor of its obligationto act as provided for herein.

8.8.	Not make any representation or give any warranty relating to or in connection with the Products, except as specifically authorized in writing by the Supplier.

8.9.

Distributor shall cooperate fully with Supplier in dealing with customer complaints concerning the Products and take such action to resolve such complaints as may be reasonably requested by Supplier and the competent regulatory agency (including, if applicable, the Ministry of Health) in the Territory. Distributor shall promptly forward to Supplier any inquiry or other communication received by Distributor concerning any of the Products, including all inquiries related to the sale or distribution of Products outside the Territory and shall collaborate with the Supplier regarding any such communications.

8.10.	Distributor shall remain liable for the compliance of its resellers with the terms and conditions of this Agreement, including the exclusivity obligations under Section 2.4 above.

8.11.	Sell only those Products which-continue to conform to the specifications and quality control procedures and have been stored according to proper warehousing practices.

The obligation described in this section shall apply to Distributor, its affiliates and to any company or individual (i) owning an equity interest in Distributor or (ii) in which Distributor or a person owning an equity interest owns any equity interest and shall remain in effect during the term of this Agreement.

For the purposes of this subsection 8.11, the expression “equity interest” shall refer to an entity which either directly or indirectly has at least a 10% interest in the Distributor

Distributor hereby undertakes to assume liability to the compliance of its shareholders, employees and affiliates to the undertaking stipulated in this Sub-section.

8.12.

Distributor will comply with all applicable laws relating to this Agreement, including without limitation privacy and anti-bribery laws. Distributor expressly agrees, therefore, that in performing its obligations under this Agreement, it shall comply at all times with such laws and regulations and refrain from making or promising to make any payment or transfer of anything of value that would have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

8.13.

Distributor grants the Supplier, and shall ensure that its resellers grant to Supplier, the right, upon reasonable notice to the Distributor and during regular business hours, to inspect and audit the facilities being used by the Distributor and/or its resellers for distribution of the Products, to assure compliance by the Distributor nd/or its resellers with applicable rules and regulations of the territories and with other provisions of this Agreement. The audit might be performed by the Supplier’s representative or by third party approved by the Supplier.

Recall. In the event that Supplier is required to recall, or on its own initiative recalls, any of the Products sold in the Territory, Distributor agrees to assist Supplier and follow Supplier’s instructions in relation to recall. For the purpose of assisting Supplier in the event of a recall. Distributor agrees to maintain a complete and current list of all customers who have purchased the Products covered hereby from Distributor, the Products purchased, and the dates of such purchases. Distributor agrees that in the event of a recall. Distributor will notify all affected customers within two (2) days and will promptly provide Supplier with a written status report of all units subject to the recall. Supplier agrees at its option either to refund the purchase price to the end user, or to replace recalled Products within a reasonable time at its expense, including freight and applicable duties.

8.14.

Each of The Parties represents and warrants that neither the execution nor deliver) of this Agreement nor the consummation of the transactions contemplated hereby will violate or constitute a conflict of interest or a default under any agreement or instrument to which it is a party or by which its property may be affected. If any such conflict of interest arises during the term of this Agreement, Distributor will immediately notify Supplier of such conflict of interest. The Parties further represent and warrant that they have the corporate power to enter into and carry out its obligations under this Agreement, and that the entrance into and performance of this Agreement does not conflict with any other obligation or liability thereof. This Agreement has been duly authorized by the respective Parties and, when executed, will be a valid and binding obligation of both Parties.

8.15.	Distributor shall maintain insurance policies against all risks and liabilities which can reasonably be foreseen in connection with the sale and use of the Products in the Territory.

8.16.

Supplier will provide, at its own costs, the documentation, samples of the Products at pre-agreed quantities for a consideration or any other requirements that the competent authority at the Territory requires.

9.	Service and Warranty

9.1.

Distributor shall be responsible for all installation, training, and service to his customers in the Territory. Distributor undertakes to provide, at its own cost, such installation, training, and service as may be necessary, at the highest possible standards. Without derogating from the generality of the above. Distributor agrees that all support, maintenance, and training obligations contained in any trial agreement or maintenance agreement shall be the sole responsibility of Distributor and performed at Distributor’s own cost. Supplier will support the efforts of the Distributor in these regards, as specified in Annex 5.3.

9.2.	Supplier’s guarantee will be according to Annex 8.2 attached hereto.

9.3.

New Instructions for Use. In the event that Supplier is required to inform any customers of the Products sold in the Territory of adjustments or corrections to the Instructions For Use of the Products, or on its own initiative decides to so inform such customers, Distributor agrees to assist Supplier and follow Supplier’s instructions with respect to such notification, as per the schedule determined by Supplier.

10.	Term and Termination of Agreement

10.1.

Term. The initial term of this Agreement is Seven (7) years commencing on the date first written above (the “Initial Term”). Thereafter, this Agreement shall be renewed for a term of three (3) year, subject to the following: (i) the Parties have agreed on the Minimum Annual Requirements for the following year, thirty (30) days prior to the end of the Initial Term: and (ii) no Party has provided a notice of termination to the other Party at least sixty (60) days prior to the end of the Initial Term (the Initial Term and any such renewal may here in after be referred to as the “Term”).

10.2.

Termination. Notwithstanding the provisions of Section 10.1 above, this Agreement may be terminated at any time, by either Party, with a written notice to the other Party, without liability or judicial intervention, in the event of any of the following:

10.3.

Subject to the applicable period set forth in Section 2.7, Breach of any material provision hereof, which, if not corrected within fourteen (14) days from the date a written notice to cure has been received by the breaching Party.

10.4.

If a Party becomes insolvent, is declared bankrupt, or enters into any kind of composition or arrangement with its creditors or enters into receivership, dissolution, or liquidation except for the purposes of amalgamation or reconstruction.

10.5.

Additional Termination by Supplier. Notwithstanding the above, Supplier may terminate this Agreement, at any time and for any reason and by providing the Distributor with a thirty (30) day prior written notice, or. immediately, in the event of any of the following:

10.5.1.	If Distributor fails to meet the Minimum Annual Requirements, as provided in this Agreement, including in compliance with Section 2.4 above.

10.5.2.	Delay of more than thirty (30) days in the payment of any amount owed under this Agreement or time frame of current payment terms.

10.5.3.

The direct or indirect sale or promotion by Distributor or any affiliate of Distributor (including any entity that, directly or indirectly, controls or is controlled by, or is under common control with. Distributor) of any products that compete with the Products, or any Products outside the Territory.

10.5.4.

Breach by Distributor of its obligations regarding regulatory and legal or confidentiality matters, or the conviction of Distributor or any officer or manager of Distributor of any crime that adversely affects the business contemplated hereunder.

10.5.5.

Change of Control. If Distributor undergoes a Change of Control that has not been agreed to by Supplier in writing. A “Change of Control” means aconsolidation or merger of Distributor with or into, or a sale of all or substantially all of Distributor’s assets or outstanding share capital to, any other company, or any other entity or person, other than a wholly owned subsidiary of Distributor, excluding a transaction in which shareholders of the Distributor prior to the transaction will maintain voting control of the resulting entity after the transaction.

10.6.	Effects of Termination.

10.6.1.

It is agreed that upon ending this Agreement the Distributor may, send the remaining Products it has to the Supplier and in return the Distributor will get back the amounts that were paid for the Products less a ten percent (10%) restocking fee; provided that the above is subject to the following terms: (i) repurchase by Supplier will be limited to a total amount of 10,000€; (ii) will only apply to Products that at such time have a shelf life validity of no less than twelve (12) months; and (iii) only if the Distributor complied with all of its obligations under this Agreement. Acceptance of Orders from Distributor by Supplier after termination will not constitute a renewal of this Agreement or a waiver of the right of his Agreement to treatthis Agreement as terminated.

10.6.2.

Within thirty (30) days after termination of this Agreement for any reason. Distributor agrees to furnish Supplier with complete information regarding the status of Distributor’s sales negotiations and other contacts with customers regarding the Products, as requested by Supplier.

10.6.3.

It is expressly understood and agreed that the termination rights set forth in this Agreement are absolute and that the Parties have considered the possibility of the making of expenditures by one or both of the Parties hereto in preparing for and in the actual performance of this Agreement and have considered the possibility of loss and damage resulting from the non-renewal or termination hereof. It is the express intent of the Parties that neither shall be liable to the other for damages or otherwise by reason of the non-renewal of this Agreement or its termination as provided in this Section 9, provided that such non-renewal or termination shall not operate to discharge or release either party of obligations assumed by it prior to such non-renewal or termination.

10.6.4.	The provisions of Sections: 2.5, 8, 8.7, 8.9, 8.13, 8.15, 9, 10.4, 14, 15, 16, and 17 shall survive the termination or expiration of this Agreement for any reason.

11.	Option for the Purchase of Distribution Channels

Supplier is hereby granted a right of first offer, exercisable throughout the Term, to purchase from Distributor the Distributor’s Products’ distribution channel (the “Option”).

11.1.	Distributor may not assign this Agreement, in whole or in part, without the prior written consent of Supplier.

11.2.

Distributor may appoint, at its own risk and expense, sub-Distributors for the sale of the Products; Distributor shall be and shall remain liable for the sub-Distributors as it is for itself. Distributor shall not be discharged from any of its obligations herein and shall remain liable therefore, and Supplier shall have no responsibility, liability, or duties towards such sub-Distributor.

12.	Confidentiality

Both Parties shall keep confidential and not at any time during the continuance of this Agreement or thereafter disclose to any person or persons any trade secret, manufacturing process or any other confidential or proprietary information concerning the business or affairs of the other Party or an affiliate or any of its dealings or transactions which may have come to its knowledge or its knowledge or is otherwise acquired by it.

13.	Copyright Patents, Trademarks, Trade Names

13.1.

Ownership of Rights. Distributor hereby acknowledges and agrees that the Supplier is and shall remain the sole owner of all intellectual property rights relating to the Products. In the event that Distributor shall invent or conceive any improvement to any of the Products it shall promptly provide a notice thereof to the Supplier, and the Supplier shall be the sole owner thereof. Distributor shall execute any assignment documents reasonably required.

13.2.

Supplier’s exclusive right, title and interest in and to any and all trademarks and trade names (hereinafter such trademarks and trade names shall be collectively referred to as the “Trademarks”), patents (“Patents”) and copyrights (“Copyrights”) which Supplier may have at any time adopted, used, registered or caused to be issued at any location and under the laws of any jurisdiction, and Distributor agrees that it shall not do, or cause to be done, any acts or omissions contesting or in any way impairing or tending to impair any portion of Supplier’s right, title and interest in and to the Trademarks. Patents and Copyrights. All right, title, and interest to the Trademarks. Patents and Copyrights and other intellectual property rights of Supplier (except the right to use such trademarks as set forth herein) shall remain with Supplier, and no other license relating thereto is granted hereunder. Nothing herein contained shall be construed as conferring upon the Distributor any right or interest in the Trademarks. Patents and Copyrights, or its registration, or in any designs. copyrights, patents, trade names, signs, emblems, insignia, symbols and slogans, or other marks, used inconnection with Supplier’s Products.

13.3.

Trademark License. Supplier hereby grants to Distributor the right and license to use the Trademarks, Patents and Copyrights for the Products in the Territory, but only in connection with sales in the Territory of the Products purchased from Supplier during the term of this Agreement.

13.4.

During the Term, Distributor shall guard the Trademarks, Patents and Copyrights, or other intellectual property rights of the Supplier from any infringement. Distributor shall promptly inform Supplier of any infringement by a third party of the rights related there to, which Distributor becomes aware of, and shall use its best efforts to assist Supplier in taking legal action against such infringement.

13.5.

Distributor further acknowledges that, in connection with any reference to the Trademarks, Patents and Copyrights, Distributor shall not in any manner represent that it possesses any ownership interest in the Trademarks, Patents and Copyrights or the registration thereof, nor shall any action taken by Distributor or on Distributor’s behalf create in Distributor’s favor, or in any third party’s favor, any right, title or interest in and to the Trademarks, Patents and Copyrights. Distributor agrees to give due prominence to the fact that the Trademarks, Patents and Copyrights are the property of Supplier and in the event that Distributor refers to the Trademarks, Patents and Copyrights in advertising, promoting or in any other manner so as to identify the Products, Distributor shall clearly indicate Supplier’s ownership of the Trademarks, Patents and Copyrights.

13.6.

Copyrights. Distributor acknowledges the validity of the Copyrights in any and all written material and/or packaging to which Supplier has a claim for copyright protection. Additionally, Distributor recognizes Supplier’s exclusive right to own and to seek copyright protection for and/or the registration of copyright of any translation of any and all sales literature, promotional or descriptive material furnished to Distributor by Supplier.

13.7.	Patents. Distributor acknowledges the validity of the Patents in the Products and in any and all other products or items which have been patented by or on behalf of Supplier.

13.8.

IP Protection. Distributor shall promptly inform Supplier of any infringement that comes to his attention of any Trademarks, service marks, and trade names, trade secrets or other intellectual property rights of Supplier. Distributor agrees to render to Supplier any and all assistance requested of it by Supplier in connection with the protection of the Trademarks, Patents and/or Copyrights, whether such protection is sought in and before any courts, administrative agencies or other such tribunals, and to make promptly available to Supplier the Distributor’s representatives, employees, officers, directors, attorneys, agents and sub-Distributors, any files, records, and any other information it possesses or to which it has access which may be of use or may be valid to Supplier in such connection.

13.9.

Distributor agrees that at no time during the term of this Agreement, nor at any time after this Agreement’s expiration or termination, shall Distributor adopt, register or use in any manner whatsoever, without Supplier’s prior written consent, any word, symbol or combination thereof, which in any way imitates, resembles or is similar to the Trademarks nor shall Distributor in any manner whatsoever infringe the Patents and/or violate the Copyrights.

13.10.

Distributor agrees that it will in no way alter, deface, remove, cover up or mutilate in any manner whatsoever, any trademark, serial or model number, the word “patent” and/or the patent number, copyright symbol, brand or name which Supplier may attach or affix or make a part of the Products.

13.11.

Supplier shall be at liberty to supply the Products to the Distributor under any name, mark or trademark or get-up device as it may from time to time in its sole discretion determine and Distributor shall be obliged to sell the Products to its customers under such name, mark, trademark or get-up device and shall not alter the presentation of the Products without Supplier’s prior written consent. In case of change in the products name, the Distribute will receive a sixty (60) days prior notice from the Supplier.

13.12.	Distributor will not make, nor allow any third parties to make, any changes or modifications to any Products without Supplier’s prior written consent.

13.13.

Termination of the Right to Use. Upon the expiration or termination of this Agreement for any reason, the Distributor shall discontinue the use of the Trademarks, Patents and Copyrights and any related labels, copyrights and other advertising materials and shall remove all signs and displays relating thereto; and, in the event of failure to do so, Supplier may itself remove such sections at the Distributor’s expense, and the Distributor shall have no further rights to the use of said Trademarks, Patents and Copyrights and materials and shall make no claim thereto or against the use thereof in the Territory or elsewhere against Supplier.

14.	Indemnification; Limitation of Liability

14.1.

Indemnification by Distributor. Distributor shall be liable for and indemnify and hold harmless Supplier, its employees, officers, directors, and third parties acting on its behalf from and against all liabilities, losses, claims, penalties, damages, costs and expenses (including reasonable attorney’s fees), incurred as a result of or in connection with: (a) any breach of this Agreement, misconduct or negligent act on the part of Distributor or any of its employees, officers or third parlies acting on its behalf (“Distributor Indemnifying Parties”); (b) product claims, representations or warranties made or alleged to be made by Distributor or any of Distributor Indemnifying Parties in its advertising, promotion or sale of any of the Product, where such claims, representations or warranties were not provided by or approved by

Supplier in advance and in writing; (c) labeling of the Products which was not provided or approved by Supplier; (d) negligent handling of the Products by Distributor Indemnifying Parties: (e) negligent installation, demonstration, Service or testing of the Product by Distributor Indemnifying Parties; or (f) any modification by Distributor Indemnifying Parties of the Products.

14.2.

Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless the Distributor Indemnifying Parties from and against any and all claims, judgments, costs and expenses including the reasonable fees of attorneys, except to the extent rising out of any negligence, breach, non-compliance with applicable laws, misconduct or misrepresentation by the Distributor or any of the Distributor Indemnifying Parties, arising from i) misconduct or negligent act on the part of Supplier, ii) any infringement by the distribution of the Product of patent rights of third parties in the territory and iii) a breach by Supplier of its obligations under this Agreement.

14.3.

Intellectual Property Injunction. Without prejudice to any right or remedy Distributor may have in law, equity, or otherwise, in the event a final injunction is obtained against the use of the Products or if in Supplier’s opinion the Products are likely to become the subject of a claim of infringement, Supplier will, at its option and expense, do one of the following: (a) procure for Distributor and its clients the right to continue using the Products; (b) replace or modify the Products so as to make them non-infringing, or (c) grant Distributor a credit for the infringing Products as depreciated and accept their return. Supplier shall not have any liability to Distributor or to any third party if the alleged infringement is based upon use of the Products in combination with items or devices not produced by Supplier or upon Supplier’s compliance with Distributor’s designs or special requirements.

14.4.

Limitation of Liability. Distributor’s sole remedies for breach by Supplier of any and all warranties hereunder shall be limited to the express remedies provided herein. In no event shall Supplier be liable to Distributor for any incidental, indirect, special, third party- or consequential damages of any kind arising out of, or in connection with, this Agreement, whether or not Distributor was advised of the possibility of incurring such damage or loss. Notwithstanding the foregoing, nothing herein shall limit Supplier’s liability in the event of, fraud or willful misconduct.

15.	Distributor QA Undertakings

15.1.

Legal Basis. The following clauses cover distribution, quality assurance, service, market observation and reporting requirements as defined in particular, but not exclusively, by the following directives, laws and standards:

15.1.1	The consolidated 11.10.2007 version of the Directive 93/42/EEC of the European Parliament and Council relating to medical products

15.1.2.	The Quality System Regulation from the Code of Federal Regulations (Title 21, Part 820), of the US Food and Drug Administration in the 1.4.2010 version

15.1.3.	The standard DIN EN ISO 13485:2003-07 + Cor 1. 2009-08 Medical Products—Quality Management Systems—Requirements for Regulatory Purposes

15.1.4.

Regulatory Legal Entity: it is clarified that the Legal Manufacturers of Keystone Dental Group’s products are Paltop Advanced Dental Solution Inc. and Keystone Dental Inc of 154 Middlesex Turnpike, Burlington, MA 01803, USA.

15.2.	Traceability of medical products

15.2.1.

The Distributor undertakes to maintain distribution records and retain them at least for the period of time stipulated by the relevant national and international directives and the laws, standards and directives stated in the preamble, but at least for fifteen (15) years after last product manufacturing.

15.2.2.

The distribution records must include detailed information necessary to trace the product (Product Part number, Product control number (i.e. batch, lot, or serial number), Quantity, Customer name, Customer address, date of sale, and delivery to Customer and telephone/fax/email of Customer). The distribution records must make it possible to conduct corrective and preventive measures, as well as recalls. This proof is required solely to carry out measures pursuant to the relevant national and international directives and the laws, standards and directives stated in the preamble and may only be used by the Supplier for these purposes.

15.2.3.

Recalls, The Parties recognize that it is possible for recalls of the Products to be necessary either through the action or inaction of one of the Parties or per the local laws and regulations in the occurrence of serious adverse events or product defects that could potentially affect public health and safety. The Distributor shall cooperate fully and promptly in the handling and disposition of such recall and use its best efforts to act in accordance with Supplier’s instructions and assist Supplier in collecting any and all Products. Each Party shall act with respect to any recall in compliance with all applicable laws, rules and regulations in the applicable jurisdiction. Each party should have the distribution records of the products manufactured, sold and distributed to each sales entity.

15.2.4.

The Distributor undertakes to provide proper handling, storage and shipping conditions to assure product function. The Distributor undertakes to ensure the stock with the earliest expiry date is distributed before an identical stock item with a later expiry date is distributed, and shall sell any Products prior to their expiration date, if applicable.

15.2.5.	If the Distributor does not fulfill these obligations, he shall not be authorized to market the products or must indemnify the Supplier against any claims arising from marketing of the products.

15.3.	Market and product observation obligation, obligation to provide instructions, customer complaints and quality control

15.3.1.

The Distributor undertakes to observe the market and products in his contractual territory and to give the Supplier prompt (within thirty (30) days) written notification of receiving any expression of dissatisfaction from a customer pertaining to any Product or its performance, any non-compliant products, inadequate safety or effectiveness of the products or restrictions in the product’s qualities warranted in the Supplier’s product information. In such notification, Distributor shall provide the Supplier with the following information: customer name, address, telephone number: Product(s) catalog number and lot or serial number; the date the incident leading to the

Complaint occurred, the date Distributer received the Complaint, and a detailed description of the Complaint. In order to fulfill these obligations pursuant to respective directives, the Distributor undertakes to install an appropriate quality assurance system, including obtaining requested follow-up information such that the Supplier can take it as a basis for analyzing the causes of non-compliant products and develop and implement counter measures accordingly. For implant complaints, such information must be reported to the Supplier using the Supplier’s complaint form which will be provided to the Distributor, e.g. the current revision of “QF-85-03- 04 Customer Complaint form - Implant” form (sec Annex 15.3 to this Agreement) so that the Supplier can obtain and evaluate clinical information that may be relevant to the complaint. The Supplier will provide the distributor with the current revision of these forms, should they be updated.

15.3.2.

To enable the Supplier to comply with the statutory time-limits for reporting such information pursuant to the laws and directives, the Distributor must design an appropriate quality assurance system that enables him to report incidents that relate to the safety of the Product to the Supplier within three working days. This includes any report of a serious injury or death potentially resulting from use of the Product(s) or a malfunction of the Product(s) that could result in serious injury or death if it were to recur. Anycases involving a serious public health threat report must be reported to the Supplier immediately, but no later than 24 hours after awareness of the threat. In the notification, Distributor shall provide the Supplier with the following information; customer name, address, telephone number: Product(s) catalog number and lot or serial number: the date the incident leading to the Complaint occurred, the date Distributer received the Complaint, and a detailed description of the Complaint.

15.3.3.	Instructions for Use

The distributor is obligated to provide the end user (the dentist) with “Paltop Implant System Instruction for Use” doc. No. 11-50026 and/or the corresponding Prima/Stage-l/Restore Implant System and Genesis Implant System Instruction for Use (Document Numbers 4409-0235 and 100000) with each shipment.

When preparing the shipment to the customer, the distributor must verify that one Paltop Implant System Instructions for Use is included in with each package with Paltop product and one corresponding Prima/Stage-1/Restore Implant System and Genesis Implant System Instruction for Use, Document Number 4409-0235 and 100000. is included in each package according to the Product in the shipment.

The Supplier will provide the distributor with current revision of the “instructions for use” sheets free of charge to be provided with the Products.

15.3.4.	Product Claims

The distributor shall make no representations, warranties, or other claims concerning the Products except as authorized by Supplier in writing or as are contained in any Promotional Material that may be provided to the Distributor by Supplier.

15.3.5.	Product Quality and Training

The distributor shall sell the Products in the same condition as they are received from the Supplier and not tamper with or make any alteration to ch Products. The distributor shall provide adequate and appropriate training to its sales and support personnel concerning the Products.

National product registrations, regulations and laws

15.3.6.

The Distributor shall be responsible for complying with the national directives and laws applicable to distribution of the products in his respective contractual territories. If necessary, he shall obtain the registrations and approvals necessary or expedient for operating the products from the national authorities of his country in consultation with, on behalf of and, if legally permissible, in the name of the Supplier in his capacity as local agent.

15.3.7.

The Distributor must inform the Supplier in writing of any resultant obligations for the Supplier, stating the text of the directive or law and where it can be found. The Distributor has a duty to inform the Supplier of such completed measures and their scope and period of validity (e.g. product registrations) and provide the Supplier with the associated proof, such as copies of certificates from public authorities, and, if the Supplier is the holder of the registration, by means of original documents. Where legally permissible, the Distributor assigns all rights from product registrations and product approvals to the Supplier, who hereby accepts said assignment.

15.3.8.	The Distributor is also responsible to inform the Supplier in writing of any changes in national regulations that may affect the marketing of the products.

15.4.	Changes that must be reported

The Supplier undertakes to inform his permanent agencies of changes to the range of products and accessories and all technical information necessary to ensure proper usage of the device.

15.5.	Data security

The Distributor undertakes to maintain confidentiality on all data he receives from Suppliers and purchasers as part of this agreement and also to protect and retain it in accordance with the applicable national data privacy legislation. The data may only be used for the purposes of the agreement and must be retained or made available to the Supplier for as long as the Supplier is obliged by the public authorities to save it and for as long as demanded by national data privacy regulations.

15.6.	Termination of the business relationship

15.6.1.

Since the regulatory and statutory obligations specified in Sections 16.2 and 16.3 do not end when the business relationship between the Supplier and Distributor ends, they must he assigned before the business relationship ends.

15.6.2.

Consequently, the Distributor undertakes to hand over all his customer- related and product quality-related data and records to the Supplier which the latter requires to continue to fulfill his obligations under Sections 16.2 and 16.3 (hereinafter referred to as data) when the business relationship between the Distributor and Supplier ends.

15.6.3.

Alternatively, the data can also be passed on to a legal successor of the Distributor, provided this company is reliable and has the experience, organizational structures and trained experts required to distribute medical products in order to enter fully into the obligations on the Distributor under this agreement. The Supplier must be informed in writing of the assignment of the obligations under this agreement and the necessary data at least three (3) months beforehand. If one or more of the above qualifications is not met. the Supplier shall have the right to refuse to allow the Distributor’s legal successor to assume the obligations under this agreement and to refrain from initiating a business relationship relating to further distribution of the products through the Distributor’s legal successor. In this case, the Distributor must surrender the data directly to the Supplier. In addition, the legal successor must conclude a similar agreement to this one with the Supplier. The Distributor shall transfer the data to its legal successor only after said agreement has been concluded between the legal successor and the Supplier. Otherwise, the Distributor must surrender the data directly to the Supplier.

15.6.4.	The data to be handed over by the Distributor may be used only for the purposes specified in Sections 16.2 and 16.3 of this agreement, but not for distribution purposes.

16.	Miscellaneous

16.1.

Notices. All notices required or permitted to be given under this Agreement or other communications relating to this Agreement shall be given by registered air mail, return receipt requested, from either of the parties, shall be deemed received within one (1) week from the date it was sent, at the addresses as provided herein, or by email or facsimile which shall be deemed received within two (2) business days from the day on which it was sent to the facsimile number or email as provided herein.

If the Supplier, at:

154 Middlesex Turnpike, Burlington, MA 01803, USA

If the Distributor, at:

Unit 807, Onyx Tower 1, The greens, Sheikh Zayed Road, Dubai, UAE

16.2.

Entire Agreement. This Agreement represents the entire agreement between the Parties hereto and cancels and supersedes all previous agreements and understandings, whether oral or written, existing at any time and made with Distributor by Supplier or any of its affiliates. It is understood and agreed that Distributor does not have any claims against Supplier, any of its affiliates or any thirdparty due to the termination of any former agreements and/or understandings relating to the Products. This Agreement may only be amended by a written document signed by both Parties.

16.3.

Severability. Should any provision of this Agreement be determined to be unenforceable or prohibited by applicable law, such provision shall be ineffective only to the extent of such unenforceability or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.4.

Force Majeure. If any Party is unable, wholly or in part, by reason of Force Majeure to carry out any obligation under this Agreement, the obligation shall be suspended so far as it is affected by such Force Majeure during the continuance thereof. The Party concerned (the “Party Subject to a Force Majeure Event”) shall: (i) give the other Party prompt notice of such Force Majeure with reasonably full particulars thereof and insofar as known, the probable extent to which it will be unable to perform or be delayed in performing such obligation; and (ii) use reasonable diligence to remove such Force Majeure or its effects as quickly as possible. If a force majeure event lasts more than ninety (90) days, the Party that is not the Party Subject to a Force Majeure Event, shall have the right to terminate this agreement by a thirty (30) days prior written notice.

For the purpose of this section “Force Majeure” shall mean an act of God. war (declared and undeclared), army mobilization, pandemic, blockade, revolution, riot, insurrection, civil commotion, sabotage, lightning, fire, earthquake, storm, flood, explosion, strike or other labor unrest, unavailability or inability to obtain or delay in availability of necessary materials, parts, equipment or transport, and any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the Party affected.

16.5.

Mediation. In case of a dispute or claim which is not solved directly by the Parties on an amicable basis, both Parties agree to appoint agreed third party as a mediator to help them solve the dispute before addressing it to court. If the Parties are unable to agree on the identity of the mediator, the mediator shall be appointed by the President of the respective entity in Massachusetts. USA Bar Association upon request of either Party. The mediation shall be held in Massachusetts. USA, at a site determined by the appointed mediator and the language of mediation shall be English.

16.6.

Applicable Law and Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of Delaware, USA. The courts of Delaware, USA, will have sole and exclusive jurisdiction over any dispute or any claim arising out of this Agreement.

Keystone Dental Group	Total Care General Trading LLC

By: Melker Nilsson Title: CEO Date:	By: Ali (Ashkan) Mirkarimi Title: President & CEO Date: Sep. 20, 2021

Annex 2.2: Product List with Prices

Annex 2.4: Minimum Annual Requirements

Annex 4.3: Exchange and Return Policy

Annex 5.3: Marketing Plan

Annex 8.2: Supplier’s Guarantee

Annex 15.3: QA Forms

Annex 2.2

List of Products and Current Price List

[***]

Annex 2.4

Minimum Annual Requirements

[***]

Annex 4.3

Exchange and Return Policy

Exchange of products

During the first year of the Agreement one (1) exchange of products will be approved, up to a maximum of fifteen percent (15%) value of total purchases. The distributor will bear shipping cost only.

During the second and all following years of the Agreement, exchanges will be approved twice a year (at end of each Ql/Q3 respectively). The exchange shall be pre-approved by the Supplier, and shall be governed by the follow principles:

i.	The Distributor meets its obligations according to the Agreement (including but not limited to minimum purchase requirements and payment terms).

ii.	The total value of the replacement shall be limited to five percent (5%) value of the Distributor’s yearly purchases.

iii.	The Distributor will be charged a handling fee of ten percent (10%) from total value + shipping costs.

iv.

The exchange must be approved in writing and in advance by the Supplier’s Area Director. The Distributor will send the full list of items + batches in order to verify at least eighteen (18) months of shelf life.

v.

For exchange of Diva Set implants the expiry date of the bone material must be at least twelve (12) months. If the expiry date is less than twelve (12) months, the cost of the bone will be deducted from the original price as following:

[***]

Return of failed implants

The Supplier shall replace all failed implants according to the Supplier’s Warranty policy Once a quarter the Distributor will send a list, provided by the Supplier, with all its failed implants and coordinate with Customer Support the return of goods (import). Every failed implant will be attached sterilized to an “Implant return form” with all required information. Each form will be checked by the engineering department to verify its origin. Once all forms are checked and processed, the replaced free-of-charge implants will be sent to the Distributor with their next order.

Prosthetic products will only be replaced in case of fracture

Annex 5.3

Support/Marketing Plan

To support the Distributor’s promotion and advertising activities, as defined in Section 6.2., the Supplier will provide

Marketing Support totaling 15% of distributors annual sales for the first year of the contract.

Marketing Support totaling 10% of distributors annual sales for the second year of the contract.

Marketing Support totaling 7% of distributors annual sales for the third year and each consecutive year of the contract.

Support plan for first year (part of 15%)

[***]

Annex 8.2

Keystone Dental Group Guarantee

1.	Guarantee’s beneficiary and scope

This guarantee (the “Keystone Dental Group Guarantee” as defined below) from Keystone Dental Inc applies to the Keystone Dental Group’s products in favor of the attending physician/dentist only (the “User”’). Third parties, particularly patients or intermediate suppliers, may not derive any rights from this Guarantee. The Keystone Dental Group Guarantee covers only the replacement of Keystone Products and not any associated costs of the User or the patient (including the cost of the dental treatment for the performance of such replacement).

2.	Keystone Products Covered by the Keystone Dental Group Guarantee

Implants:

Lifetime guarantee period: free of charge replacement of implant with equivalent implant for implant that fails to properly remain in the bone (the only possible change may be related to its diameter and/or length).

Abutment attached to an implant:

10 year guarantee period: free of charge Replacement of any non-temporary and non-provisional abutment with equivalent abutment for abutment that had a mechanical failure (Excluding normal wear to overdenture attachments).

“Free of charge” – including the costs of shipment.

3.	Guarantee conditions

Keystone Dental Group hereby guarantees that, if any Keystone Product is defective as a result of a failure of the material strength and/or stability of the Keystone Product during the guarantee periods set out in Section 2, Keystone will replace the Keystone Product with the same or substantially equivalent product, all as set out in Section 2 above. The guarantee periods shall commence at the time of treatment with a Keystone Product by the User; provided however that the following guarantee conditions are individually and collectively met and documented:

3.1 Keystone Products have been used exclusively and not in combination with any other manufacturer’s products;

3.2 Compliance with and application of Keystone instructions (including but not limited to, the instructions for use) valid at the time of treatment as well as recognized dental procedures, during and after the treatment;

3.3 Good oral hygiene of the patient as monitored by the User;

3.4 No guarantee case resulting from an accident, a trauma or any other damage caused by the patient or a third party;

3.5 The Product wasn’t specially modified at the request of the User or by the User, and wasn’t manufactured individually for the User.

3.6 Filing of a completed and signed claim form not later than three months after a guarantee case arises;

3.7 Return to Keystone of the Keystone Products in sterilized condition, disinfected if appropriate or as indicated in the instructions for use;

4.	Limits and limitations

This Keystone Dental Group Guarantee is the only guarantee provided by Keystone. It does not derogate from the warranty rights, if any, conferred under the sales agreement between the User and its supplier. The User remains free to claim rights from its supplier.

KEYSTONE DENTAL GROUP HEREBY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED AND KEYSTONE AND PALTOP HEREBY EXCLUDES ANY LIABILITY FOR LOST EARNINGS AND DIRECT OR INDIRECT DAMAGES AS WELL AS COLLATERAL AND CONSEQUENTIAL DAMAGES, DIRECTLY OR INDIRECTILY RELATED TO KEYSTONE AND PALTOP PRODUCTS, SERVICES OR INFORMATION.

In case one of the Products that is to be replaced under the Keystone Dental Group Guarantee is no longer commercially available, an alternative solution shall be offered by Keystone, which shall be the exclusive remedy in such case.

5.	Guarantee territory

This Keystone Dental Group Guarantee applies worldwide to Keystone Products if purchased from Keystone and/or any of its affiliated companies or from an official Keystone distributor.

6.	Modification or termination

Keystone may modify or terminate this Keystone Dental Group Guarantee at any time in whole or in part, for any reason whatsoever. Changes to or the termination of the Keystone Dental Group Guarantee will not affect the guarantee given under this Keystone Dental Group Guarantee for Keystone Products installed prior to the date of the change or termination.

KeystoneDentalGroup

CONTROLLED DOCUMENT

KeystoneDentalGroup	CUSTOMER COMPLAINT FORM- MANUFACTURING NO.________			
	Quality Form	QF-85-03-1	Rev.: 5	Pg. 1 of 3

Complaint Code: ______ Reportable: ☐ Yes ☐ No (trace decision path on flowchart)

This Side should be filled by complaint receiver

Complaint No.		Date(mm/dd/yyyy):
Complaint received by:		
Product details:		
Product Part no:		
Product Description:		
Product Batch no.:		
Complaint details:		
Complainant Name:		
Phone no.:		
Complaint nature:		
(Specify: device performance, device appearance medical records, Patient status, treatment, attach medical records, X-rays etc.) Death involved/injury involved/ death could have occurred/injury could have occurred		
Date of Incident:		

GENESIS PRIMA PALTOP MOLARIS DYNA

Form will be provided by the Supplier to the Distributor in editable format.

KeystoneDentalGroup • 184 Middlesex Turnpike • Burlington • MA • 01803

Pg. 2

KeystoneDentalGroup	CUSTOMER COMPLAINT FORM- MANUFACTURING NO.________		
	Quality Form	QF-85-03-1	Rev.: 5

Pg. 2 of 3

Complaint Classification/Code (check the code box)

☐ G01 – General/Delivery
☐ D01 - Device labeling and packaging
☐ D02 – Performance/Procedure
☐ N01 – Non-complaint/Feedback

Have complaints of similar content/nature been previously investigated: ☐ No ☐ Yes
If YES reevaluate Corrective Action that was taken.

Present status of the unit:

☐ Sent ☐ will be sent ☐ implemented ☐ else

GENESIS PRIMA PALTOP MOLARIS DYNA

Form will be provided by the Supplier to the Distributor in editable format.

KeystoneDentalGroup • 154 Middlesex Turnpike • Burlington • MA • 01803

pg. 29

KeystoneDentalGroup	CUSTOMER COMPLAINT FORM- MANUFACTURING NO.__________			
	Quality Form	QF-85-03-1	Rev.: 5	Pg. 3 of 3

This Side should be filled by QA/Engineering

Vigilance /Report ability		
Is this a reportable complaint? Trace path on flowchart on QOP-85-03. If it is not a reportable complaint explain why:		
MDR	☐ No	☐ Yes
Competent authority:	☐ No	☐ Yes
Specify countries:		
Notified body:	☐ No	☐ Yes
Recall / Advisory Notice required	☐ No	☐ Yes
Product check & findings (Internal/External):		
Product status:		
(Specify: Product broken/bent/used/unused/damaged)		
Conclusions & Recommendations:		
Root Cause Analysis		
Effect on subcontracted processes		
Does the complaint affect products/components (subcontracted to PalTop customers): ☐ Yes ☐ No If yes, explain/required actions: If no, explain:		
Name:	Signature:	
Does the complaint content require an update of the Risk management:	☐ Yes	☐ No
Complaint closure date(mm/dd/yyyy):__________________	by:__________	
Corrective Action no.:		

GENESIS PRIMA PALTOP MOLARIS DYNA

Form will be provided by the Supplier to the Distributor in editable format.

KeystoneDentalGroup • 184 Middlesex Turnpike • Burlington • MA • 01803

pg. 30